                                                                   Exhibit 10.32


                           SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, supplemented or restated from time to time, this "Agreement") is entered into as of May 31, 2001, by and between MOTORCAR PARTS & ACCESSORIES, INC., a New York corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

     A. Borrower is currently indebted to Bank pursuant to the terms of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of April 20, 2000 (as amended, the "Prior Credit Agreement"). Borrower has requested that Bank extend the credit accommodations described below (each, a "Credit" and collectively, the "Credits"), and Bank has agreed to extend the Credits to Borrower on the terms and conditions contained herein.

     B. Borrower has requested Bank to extend the maturity date of the Prior Credit Agreement and amend and restate certain other terms of the Original Credit Agreement, and Bank has consented to such request on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                    ARTICLE I

                                   THE CREDITS

     SECTION 1.1 LINE OF CREDIT.

     (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to April 30, 2002, not to exceed at any time the aggregate principal amount of Twenty-Four Million Seven Hundred Fifty Thousand Dollars ($24,750,000.00) ("Line of Credit"), the proceeds of which shall be used solely for Borrower's general corporate and working capital requirements and shall in no event be used to fund the Escrow Account or any settlement of the Pending Litigation (as such terms are defined in Section 1.3(b) below). Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of EXHIBIT A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

     (b) LIMITATION ON BORROWINGS. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of (i) seventy-five percent (75.0%) of Borrower's Eligible Accounts Receivable (as defined below), PLUS (ii) eighty percent (80.0%) of the Appraised Net Recovery Value (as defined below) of Borrower's inventory. The amount calculated pursuant to the preceding sentence is referred to herein as the "Borrowing Base". All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that the Borrowing


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Base was established by Bank with the understanding that if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against Eligible Accounts Receivable to a percentage appropriate to reflect additional dilution and/or establish additional reserves against Borrower's Eligible Accounts Receivable.

     As used herein, "Eligible Accounts Receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

          (i) any account which is remains unpaid more than sixty (60) days past the due date thereof;

          (ii) that portion of any account for which there exists any right of setoff (including deposits, loans and warranties), defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

          (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

          (iv) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan or the Yukon Territory so long as, in Bank's determination, such Canadian jurisdictions recognize Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank and except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

          (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, director, affiliate, partner, member, parent or subsidiary of Borrower;

          (vi) that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor;

          (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

          (viii) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five


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percent (25%) of Borrower's total accounts; PROVIDED, HOWEVER, that this limitation shall not apply to any accounts owing by AutoZone so long as the senior unsecured debt rating of AutoZone, Inc. by Standard & Poor's (a division of the McGraw-Hills Companies) is BBB- or better AND such rating by Moody's Investors Service is Baa3 or better;

          (ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

     As used herein, "Appraised Net Recovery Value" of Borrower's inventory shall mean the amount reflected as the "net recovery value" of Borrower's inventory in the most recent quarterly appraisal of inventory (performed by the Great American Group) required pursuant to Section 4.11.

     (c) LETTER OF CREDIT SUBFEATURE. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause to be issued standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit") to provide credit support for Borrower's workmen's compensation obligations; PROVIDED, HOWEVER, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and PROVIDED, FURTHER, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed One Million Six Hundred Thousand Dollars ($1,600,000.00). On March 31, 2002, any Letter of Credit with an expiry date subsequent to April 30, 2002 shall be fully cash collateralized. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; PROVIDED, HOWEVER, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

     (d) BORROWING AND REPAYMENT. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; PROVIDED, HOWEVER, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. The principal amount of the Line of Credit outstanding shall be repaid in accordance with the provisions of the Line of Credit Note.

     SECTION 1.2 TERM LOAN.


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     (a) TERM LOAN. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Nine Million Dollars ($9,000,000.00) ("Term Loan"), the proceeds of which shall be used for general corporate and working capital purposes of Borrower; PROVIDED that no portion of the Term Loan shall be used to fund the Escrow Account or any settlement of the Pending Litigation. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note substantially in the form of EXHIBIT B attached hereto ("Term Note"), all terms of which are incorporated herein by this reference. The Term Loan shall be funded on the Closing Date (as defined below).

     (b) REPAYMENT. The principal amount of the Term Loan shall be repaid in accordance with the provisions of the Term Note.

     (c) PREPAYMENT. Borrower may prepay principal on the Term Loan at any time, in any amount and without penalty.

     SECTION 1.3 INTEREST/FEES.

     (a) INTEREST. Subject to Section 1.3(c), the outstanding principal balance of the Line of Credit Note shall bear interest at the Prime Rate PLUS the Applicable Line of Credit Margin MINUS any Litigation Margin Adjustment. The outstanding principal balance of the Term Note shall bear interest at the Prime Rate PLUS the Applicable Term Loan Margin MINUS any Litigation Margin Adjustment. As of the Closing Date (as defined below), the Applicable Line of Credit Margin shall be two and three-quarters percent (2.75%) and the Applicable Term Loan Margin shall be three percent (3.0%). Each such margin shall be adjusted quarterly on the date that the monthly financial statements for the month corresponding with such quarter end are required to be delivered pursuant to Section 4.3(b); PROVIDED, HOWEVER, that if a Default has occurred with respect to any of the financial reporting obligations set forth in Section 4.3, Bank shall have the option to apply the Applicable Line of Credit Margin and the Applicable Term Loan Margin at 3.00% and 3.25%, respectively, and the option to apply the default interest rate, until such Default is cured. If a Termination of Settlement occurs, then on the first day of the calendar month following the month in which any Termination of Settlement occurs, Borrower shall pay to Bank additional interest in an amount equal to the sum of (x) the cumulative reduction to interest otherwise payable pursuant to this Agreement as a result of the Litigation Margin Adjustment, PLUS (y) the cumulative reduction to interest otherwise payable pursuant to the Superseded Note (as defined below) as a result of the establishment of the Escrow Account.

     (b) INTEREST RATE DEFINITIONS. The following terms when used in this Agreement shall have the following meanings:

          (i) "Adjusted EBITDA" shall mean net income plus, to the extent deducted to arrive at net income, the sum of (a) taxes, (b) interest expense,
(c) depreciation and amortization, (d) an amount not in excess of $1,500,000 related to the settlement of the Pending Litigation, (e) an amount not in excess of $900,000 of non-recurring facilities closing and consolidation charge during the fiscal quarter ended March 31, 2001, (f) up to an aggregate amount not in excess of $1,700,000 for inventory stock adjustments and core returns charged as expenses during the months of December 2000 and January 2001, and (g) an amount equal to any non-cash charge or non-cash credit to earnings resulting from the reduction of the exercise price of the Warrants


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issued in favor of Bank pursuant to the Amendment to Warrant delivered pursuant to Section 3.1(b)(iii).

          (ii) "Applicable Line of Credit Margin" shall mean at any time the applicable margin set forth below, based on the Funded Debt to Adjusted EBITDA Ratio as of the most recent calculation date:

------------------------------------------------------------ ---------------------------------------------------------
           FUNDED DEBT TO ADJUSTED EBITDA RATIO                          APPLICABLE LINE OF CREDIT MARGIN
------------------------------------------------------------ ---------------------------------------------------------
Less than or equal to 4.5                                                             2.25%
------------------------------------------------------------ ---------------------------------------------------------
More than 4.5, but less than or equal to 5.0                                          2.50%
------------------------------------------------------------ ---------------------------------------------------------
More than 5.0, but less than or equal to 5.5                                          2.75%
------------------------------------------------------------ ---------------------------------------------------------
More than 5.5                                                                         3.00%
------------------------------------------------------------ ---------------------------------------------------------

          (iii) "Applicable Term Loan Margin" shall mean the Applicable Line of Credit Margin PLUS one quarter of one percent (0.25%).

          (iv) "Escrow Account" shall mean an escrow account established in an amount of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000.00) pursuant to and as further described in the Memorandum of Understanding.

          (v) "Funded Debt" shall mean all indebtedness of Borrower outstanding on any date of determination, including capitalized leases, standby letters of credit and the maximum outstanding obligations of Borrower with respect to any guaranties and contingent obligations.

          (vi) "Funded Debt to Adjusted EBITDA Ratio" shall mean, as of any date of determination, the ratio of Funded Debt as of the last day of the testing period to the total of Borrower's Adjusted EBITDA for the twelve month period ending on the last day of such testing period.

          (vii) "Litigation Margin Adjustment" shall mean (a) one quarter of one percent (0.25%) per annum for any period from and after the date the Escrow Account is opened and prior to the Settlement, or (b) one half of one percent (0.50%) from and after the Settlement; PROVIDED, HOWEVER, that no Litigation Margin Adjustment shall be made if a Termination of Settlement occurs.

          (viii) "Memorandum of Understanding" shall mean that certain Memorandum of Understanding executed by the parties to the Pending Litigation between March 7, 2001 and March 12, 2001 as filed in connection with the Pending Litigation.

          (ix) "Pending Litigation" shall mean that certain litigation pending against Borrower identified as JOSEPH L. SHALANT, IRA ON BEHALF OF HIMSELF AND OTHER SIMILARLY SITUATED, PLAINTIFF V. MOTORCAR PARTS AND ACCESSORIES, INC., MEL MARKS, RICHARD MARKS AND PETER BROOMBERG, DEFENDANTS.

          (x) "Prime Rate" shall mean at any time the rate of interest most recently


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announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

          (xi) "Settlement" shall mean the Pending Litigation is settled and all releases in favor of Borrower described in the Memorandum of Understanding have been received by Borrower and a dismissal with prejudice of the Pending Litigation has been filed with the United States District Court, Central District of California, Western Division.

          (xii) "Termination of Settlement" shall mean the settlement of the Pending Litigation on the terms and subject to the conditions set forth in the Memorandum of Understanding is revoked or terminated by any party, or any party to the Memorandum of Understanding indicates in writing that it does not intend to settle the Pending Litigation in accordance with the terms of the Memorandum of Understanding.

     (c) DEFAULT INTEREST. From and after the maturity date of the Line of Credit Note and/or the Term Note, or such earlier date as all principal owing under such note becomes due and payable by acceleration or otherwise, the outstanding balance of the Line of Credit and the Term Loan shall bear interest until paid in full at a rate per annum equal to four percent (4%) above the rate of interest otherwise applicable to such obligations.

     (d) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360 day year, actual days elapsed. Interest shall be payable on the Line of Credit and on the Term Loan on the first day of each month, commencing June 1, 2001.

     (e) RESTRUCTURING FEE. Borrower shall pay to Bank a restructuring fee equal to one and one-quarter percent (1.25%) of the sum of the Line of Credit and the Term Loan. One-quarter of one percent (0.25%) of the sum of the Line of Credit and the Term Loan shall be fully earned and non-refundable and shall be paid in cash on the Closing Date. The other one percent (1.0%) of the sum of the Line of Credit and the Term Loan shall be fully earned on the Closing Date, but shall be payable on December 15, 2001; PROVIDED that if the Term Loan is repaid in full, the Line of Credit is repaid in full and terminated and all other fees and expenses reimburseable to Bank pursuant to this Agreement and any other Loan Document have been paid in full prior to such date, then the portion of the restructuring fee due on December 15, 2001 shall be waived by Bank.

     (f) UNUSED COMMITMENT FEE. Borrower shall pay to Bank a fee equal to three-quarters of one percent (0.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears on the first business day of the following month.

     (g) LETTER OF CREDIT FEES. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of


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Credit and upon the occurrence of any other activity with respect to any
Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity. In addition, Borrower shall pay to Bank a fee equal to three percent (3.0%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily face amount of Letters of Credit outstanding, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears on the first business day of the following month.

     SECTION 1.4 MANDATORY PREPAYMENTS. Borrower shall repay the Line of Credit on any date on which the outstanding balance of the Line of Credit plus the face amount of all Letters of Credit outstanding exceeds the Borrowing Base. In addition, Borrower shall prepay the Credits from time to time in an amount equal to one hundred percent (100%) of (i) the net proceeds of any sales by Borrower of assets outside the ordinary course of business, (ii) the net proceeds of any debt or equity issuance by Borrower (exclusive of up to $1,500,000 of equity to be issued by Borrower to Mel Marks in connection with the settlement of the Pending Litigation), (iii) the net proceeds of any insurance payment received by Borrower (exclusive of any payments received by Borrower under its Director's and Officer's insurance policy in connection with the Pending Litigation), and
(iv) any and all local, state, or federal tax refunds received by Borrower from time to time. Each prepayment of the Credits required by this Section 1.4 shall first be applied to the Term Loan, and thereafter shall be applied to the outstanding principal balance of the Line of Credit. On the date that any repayment under the Line of Credit is required pursuant to the preceding sentence, the Line of Credit shall be permanently reduced by a corresponding amount.

     SECTION 1.5 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under any Loan Document (as defined below) by charging Borrower's demand deposit account number 4608-043691 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower. Borrower authorizes Bank to (a) apply all amounts on deposit in such account at the close of each business day to the outstanding balance of the Line of Credit, and (b) make advances under the Line of Credit after the close of business each business day in an amount equal to any overdraft reflected with respect to such demand deposit account; PROVIDED, that Borrower acknowledges and agrees that any advance described in this clause (b) shall be subject to all of the terms and conditions applicable to advances under the Line of Credit set forth in this Agreement and the other Loan Documents.

     SECTION 1.6 COLLATERAL. As security for all indebtedness of Borrower to Bank or Trade Bank subject hereto, Borrower hereby re-affirms its prior grant to Bank and Trade Bank of security interests of first priority in all Borrower's accounts, other rights to payment, general intangibles, inventory and equipment. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank or Trade Bank shall reasonably require, all in form and substance satisfactory to Bank (and, as appropriate, Trade Bank). Borrower shall reimburse Bank and Trade Bank immediately upon demand for all costs and expenses incurred by Bank or Trade Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of


                                       7


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appraisals and audits.

     SECTION 1.7 CERTAIN LOAN DOCUMENTS SUPERSEDED. As of the Closing Date, the Prior Credit Agreement shall be deemed to have been amended and restated in its entirety by this Agreement, the Revolving Line of Credit Note in the principal amount of $33,750,000.00 dated March 28, 2001 (the "Superseded Note") made by Borrower in favor of Bank shall be amended and restated in its entirety by the Line of Credit Note and the Term Note, and the indebtedness evidenced by the Superseded Note shall be evidenced first by the Term Note, and then, to the extent of the remaining principal amount outstanding thereunder, by the Line of Credit Note. To the extent that the Prior Credit Agreement provides for costs, expenses, fees and indemnities in favor of Bank, Borrower promises to pay all such costs, expenses, fees and indemnities.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 2.1 LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of New York, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, the Term Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms. The Certificate of Incumbency delivered to Bank in connection with the First Amendment to the Prior Credit Agreement remains true and correct as of the date of this Agreement, and the officers of Borrower identified in such Certificate of Incumbency are duly authorized by all necessary corporate action to execute this Agreement and each other Loan Document to be executed and delivered in connection herewith.

     SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.


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


     SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The financial statements of Borrower dated February 28, 2001, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as disclosed on Schedule 5.2.

     SECTION 2.6 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year which would result in any obligation to pay additional taxes.

     SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8 PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

     SECTION 2.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with

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all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE III

                                   CONDITIONS

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any of the Credits is subject to the fulfillment to Bank's satisfaction of all of the following conditions on or before June 15, 2001:

     (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the granting of each of the Credits shall be satisfactory to Bank's counsel.

     (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

          (i) This Agreement, the Line of Credit Note, and the Term Note.
          (ii) An Amendment to Warrant in form and substance satisfactory to Bank, which shall reduce the exercise price of the Warrant from $2.045 per share to $0.01 per share.
          (iii) A Corporate Borrowing Resolution and resolutions of the Board of Directors of Borrower approving the execution and delivery of the Amendment to Warrant.
          (iv) Such other documents as Bank or Trade Bank may require under any other Section of this Agreement.

     (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

     (d) INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     (e) REIMBURSEMENT OF EXPENSES; RESTRUCTURING FEE. Borrower shall have reimbursed Bank for all fees, costs and expenses (including without limitation the allocated cost of in-house counsel and all audit and appraisal fees) incurred by Bank in connection with the negotiation of documentation of the transaction described herein and in the other Loan Documents. In addition, Borrower shall have paid Bank the portion of the restructuring fee required to be paid on the Closing Date as described in
Section 1.3(e).

The date on which all such conditions have been satisfied (or waived by Bank in its sole discretion) and the initial extension of credit is made by Bank hereunder is referred to herein as the "Closing Date".

     SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

     SECTION 4.2 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

     SECTION 4.3 FINANCIAL STATEMENTS AND INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) not later than June 30, 2001, Borrower's Form 10-K for the fiscal year ended March 31, 2001 as filed with the Securities Exchange Commission (the "SEC"), and financial statements of Borrower, audited by independent certified public accountants acceptable to Bank, to include a balance sheet, income statement and statement of cash flows and all footnotes;

     (b) not later than 45 days after and as of the end of each fiscal quarter, Borrower's Form 10-Q as filed with the SEC;

     (c) not later than 30 days after the end of each month, monthly financial statements of Borrower (to include a narrative explaining the reasons for any variances from the Projections (as defined below) and a progress report on the Settlement of the Pending Litigation), together with a Compliance Certificate substantially in the form of EXHIBIT C from the Chief Financial Officer or President of Borrower (and accompanying calculations in form and substance satisfactory to Bank);

     (d) not later than the last business day of each calendar week, a cash forecast for Borrower by week for the thirteen week period beginning of the first day of the following calendar week together with the actual cash flows for the preceding week, a comparison of such cash flows to the most recent cash forecast and an explanation of any material variances;

     (e) not later than 20 days after and as of the end of each month beginning with the month ending June 30, 2001, a Borrowing Base Certificate substantially in the form of EXHIBIT D, together with an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and immediately upon each request from Bank, a list of the names and addresses of all Borrower's account debtors;

     (f) contemporaneously with each annual and monthly financial statement of Borrower required hereby, a certificate of the President or Chief Financial Officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

     (g) not later than July 31, 2001, a Certificate of Incumbency executed by Borrower;

     (h) within five business days of receipt by Borrower and in any event not later than September 30, 2001, the management letter prepared by Borrower's independent certified public accountants in connection with their audit for the fiscal year ended March 31, 2001;

     (i) promptly, and in any event within five business days after Borrower has knowledge thereof, a report describing any material development in connection with the Pending Litigation, including any Settlement or Termination of Settlement; and

     (j) from time to time such other information as Bank may reasonably request.

     SECTION 4.4 COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

     SECTION 4.5 INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6 FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

     SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of (a) any litigation pending or threatened against Borrower with a claim in excess of $100,000.00, and (b) the terms of any modifications to the settlement of any pending or threatened litigation and the proposed source of funding for any such settlement.

     SECTION 4.9 FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

     (a) Monthly EBITDA, calculated on a monthly basis beginning with the month ended April 30, 2001, shall at all times equal not less than 110% of the sum of Borrower's monthly interest and lease payment obligations; PROVIDED, HOWEVER, that if in any given month Borrower's EBITDA is less than 110% but not less than 100% of the sum of Borrower's monthly interest and lease payment obligations, then Borrower shall not be in default under this provision so long as the sum of Borrower's EBITDA for such month when combined with that of the immediately preceding month exceeds 110% of the sum of Borrower's monthly interest and lease payment obligations for such month when combined with that of the immediately preceding month. "EBITDA" shall refer to Borrower's net income, PLUS in each case to the extent deducted to arrive at net income, interest expense (net of capitalized interest expense), taxes, depreciation expense and amortization expense, and an amount equal to any non-cash charge or non-cash credit to earnings resulting from the reduction of the exercise price of the Warrants issued in favor of Bank pursuant to the Amendment to Warrant delivered pursuant to Section 3.1(b)(iii).

     (b) Net Operating Income/(Loss), calculated on a monthly basis beginning with the month ended April 30, 2001, shall never be more than 10% less than (in the case of income) or 10% greater than (in the case of loss) the amount of income/loss reflected in the Projections for such month; PROVIDED, HOWEVER, that if in any given month Borrower's Net Operating Income/(Loss) does vary more than such permitted 10% variance from the Projections for such month, Borrower shall not be in default under this provision so long as the sum of Borrower's Net Operating Income/(Loss) for such month when combined with that of the immediately preceding month is within such permitted 10% variance from the Projections for such two-month period. "Net Operating Income/(Loss)" as used herein shall mean all income (not including any interest income) before deducting interest expense and taxes. "Projections" as used herein shall mean those certain financial projections for the fiscal year ending March 31, 2002 prepared by Borrower and delivered to Bank, a copy of which are attached hereto as EXHIBIT E.

     (c) Gross sales, calculated on a monthly basis beginning with the month ended April 30, 2001, shall never be less than 90% of the amount of gross sales reflected in the Projections for such month; PROVIDED, HOWEVER, that if in any given month Borrower's gross sales are less than 90% of gross sales as reflected in the Projections for such month, Borrower shall not be in default under this provision so long as the sum of Borrower's gross sales for such month when combined with that of the two immediately preceding months is at least 90% of the gross sales reflected in the Projections for such three-month period.

     (d) Minimum Tangible Net Worth not at any time less than the sum of (i) Borrower's Tangible Net Worth as of March 31, 2001, PLUS (ii) as of each month end from and after May 31, 2001, an amount equal to 50% of Borrower's net income after taxes for such month, PLUS (iii) an amount equal to any increase in Tangible Net Worth in connection with the Settlement, including in connection with a purchase of capital stock by Mel Marks, MINUS (iv) an amount equal to any charge or credit to earnings resulting from the reduction of the exercise price of the Warrants issued in favor of Bank pursuant to the Amendment to Warrant delivered pursuant to Section 3.1(b)(iii). "Tangible Net Worth" is defined as the aggregate of total stockholders' equity plus subordinated debt minus any intangible assets.

     (e) Minimum Adjusted EBITDA, calculated as of the last day of each month beginning with the month ended April 30, 2001, of not less than the amount set forth opposite such date for the twelve month period ending on such date:

                  April 30, 2001                              $6,000,000
                  May 31, 2001                                $6,000,000
                  June 30, 2001 and each                      $6,500,000
                             month ending thereafter

     (f) Stock adjustments for the fiscal year ended March 31, 2002 shall not exceed $900,000 or 30,000 units.

     (g) Maximum Funded Debt to Adjusted EBITDA Ratio, calculated as of the last day of calendar quarter beginning with the quarter ended March 31, 2001, less than or equal to the ratio set forth opposite such date below:

                  March 31, 2001                   less than or equal to 5.50
                  June 30, 2001                    less than or equal to 5.75
                  September 30, 2001               less than or equal to 5.50
                  December 31, 2001                less than or equal to 5.00
                  March 31, 2002                   less than or equal to 4.75

     SECTION 4.10 NOTICE TO BANK. Promptly (but in no event more than five (5) Business Days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $100,000.00. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

     SECTION 4.11 QUARTERLY FIELD EXAMINATIONS AND APPRAISALS. Borrower shall permit Bank and its agents, representatives, auditors and appraisers access to its facilities, books and records, and provide such other assistance as requested by Bank or any such person (a) to enable Bank's appraisers to complete quarterly inventory appraisals, with the first inventory appraisal after the Closing Date to be completed by July 31, 2001 with respect to inventory as of June 30, 2001, and to establish the "Appraised Net Recovery Value" of inventory on a quarterly basis for purposes of Section 1.1(b), (b) to enable Bank's auditors to complete quarterly field audit examinations. The results of each field audit examination must be in form and substance satisfactory to Bank. Such examinations and appraisals shall be in addition to and shall in no way limit any other rights to audit and appraise Bank's collateral provided to Bank in this Agreement and in the other Loan Documents. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with such examinations and appraisals.

                                    ARTICLE V

                               NEGATIVE COVENANTS

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

     SECTION 5.1 USE OF FUNDS. Use any of the proceeds of any of the Credits except for the purposes stated in Article I hereof.

     SECTION 5.2 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of the date hereof and identified on
Schedule 5.2.

     SECTION 5.3 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

     SECTION 5.4 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and except for guaranties of the obligations of Borrower's foreign affiliates not to exceed an aggregate of $150,000.00 outstanding at any time.

     SECTION 5.5 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) any of the foregoing made in the ordinary course of Borrower's business not to exceed an aggregate of $100,000.00 outstanding at any time, and (c) any investments made with or through Bank, whether in connection with a Bank deposit account or time deposit or any other Bank investment product.

     SECTION 5.6 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.

     SECTION 5.7 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) liens for taxes and assessments not yet due, (c) mechanics, warehousemen, carrier, landlord and other statutory liens which arise in the ordinary course of Borrower's business for amounts not yet due, (d) liens on equipment leased by Borrower, and (e) liens in security deposits made in the ordinary course of Borrower's business.

     SECTION 5.8 CAPITAL EXPENDITURES. Make or incur Capital Expenditures in excess of $1,000,000.00 in any twelve month period. "Capital Expenditures" shall refer to the aggregate cost of all assets which have been (or shall be) classified and accounted for as a capital asset on the Borrower's balance sheet. The limitation on Capital Expenditures set forth in this Section 5.8 shall be tested on the last calendar day of each month, and shall include the twelve months ending on such date, whether or not any portion of such period occurred prior to the Closing Date.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

     SECTION 6.1 The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of ten (10) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, except with respect to any of the foregoing which is contested by Borrower as permitted hereby, and in accordance with the terms of, Section 4.7 hereof.

     (e) Any defined event of default under any of the Loan Documents other than this Agreement.

     (f) Any of the following which is not stayed or discharged within thirty
(30) days of its occurrence: the filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower.

     (g) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (h) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

     (i) The dissolution or liquidation of Borrower.

     (j) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower in any single transaction or series or related transactions.

     SECTION 6.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any of the Credits and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII

                                  MISCELLANEOUS

     SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWER:                  MOTORCAR PARTS & ACCESSORIES, INC.
                                    2929 California Street
                                    Torrance, California  90503
                                    Attention: Anthony Souza, President

         BANK:                      WELLS FARGO BANK, NATIONAL ASSOCIATION
                                    Loan Adjustment Group
                                    333 South Grand Avenue, Suite 940
                                    Los Angeles, California  90071
                                    Attention:  Edith Lim

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

     SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; PROVIDED, HOWEVER, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, or any collateral required hereunder; PROVIDED, that Bank shall obtain a written confidentiality agreement including standard terms and conditions in connection with any such disclosure of material, non-public information relating to Borrower.

     SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the Credits and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     SECTION 7.11 ARBITRATION.

     (a) ARBITRATION. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

     (b) GOVERNING RULES. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

     (c) NO WAIVER; PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

     (d) ARBITRATOR QUALIFICATIONS AND POWERS; AWARDS. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; PROVIDED, HOWEVER, that all three arbitrators must actively participate in all hearings and deliberations.

     (e) JUDICIAL REVIEW. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

     (f) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations


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


of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (g) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     SECTION 7.12 GENERAL RELEASE. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows ("General Release"):

     (a) Borrower, for itself and on behalf of its successors and assigns, does hereby release, acquit and forever discharge Bank, all of Bank's predecessors in interest, and all of Bank's past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower has as of the Effective Date of this Amendment (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank's predecessors in interest, to Borrower, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

     (b) Borrower hereby acknowledges, represents and warrants to Bank as follows:

          (i) Borrower understands the meaning and effect of Section 1542 of the California Civil Code which provides:

          "Section 1542. GENERAL RELEASE; EXTENT. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE


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


          CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          (ii) With regard to Section 1542 of the California Civil Code, Borrower agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower hereby waives and releases all rights and benefits which it might otherwise have under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

     (c) Each person signing below on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences and each such person realizes that they are releasing any and all Released Claims that Borrower may have as of the Release Date. Borrower hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.

     (d) Borrower hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

MOTORCAR PARTS & ACCESSORIES,                WELLS FARGO BANK, NATIONAL
INC., a New York corporation                 ASSOCIATION


By: ____________________________________     By: _______________________________
   Anthony P. Souza                             Edith R. Lim
   Chief Executive Officer and President        Vice President


By: ____________________________________
   Charles W. Yeagley
   Chief Financial Officer


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